JAVELIN MORTGAGE INVESTMENT CORP. ANNOUNCES
MONTHLY DIVIDEND RATE OF $0.15 PER SHARE FOR FISCAL YEAR 2014

VERO BEACH, Fla. – December 18, 2013 – JAVELIN Mortgage Investment Corp. (NYSE: JMI) (“JAVELIN” or the “Company”) today announced the fiscal year 2014 expected monthly cash dividend rate for the Company’s Common Stock of $0.15 per share.

2014 Common Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
January 2014	$0.15	January 15, 2014	January 30, 2014
February 2014	$0.15	February 14, 2014	February 27, 2014
March 2104	$0.15	March 17, 2104	March 28, 2104
April 2014	$0.15	April 15, 2014	April 29, 2014
May 2014	$0.15	May 15, 2014	May 29, 2014
June 2014	$0.15	June 16, 2014	June 27, 2014
July 2014	$0.15	July 15, 2014	July 30, 2014
August 2014	$0.15	August 15, 2014	August 29, 2014
September 2014	$0.15	September 15, 2014	September 29, 2014
October 2014	$0.15	October 15, 2014	October 30, 2014
November 2014	$0.15	November 17, 2014	November 26, 2014
December 2014	$0.15	December 15, 2014	December 30, 2014

Certain Tax Matters

JAVELIN has elected to be taxed as a real estate investment trust (“REIT”) for U.S. Federal income tax purposes. In order to maintain this tax status, JAVELIN is required to timely distribute substantially all of its ordinary REIT taxable income. Accordingly, JAVELIN may increase the amount of one or more announced dividends before the applicable record date or may declare supplemental dividends, if necessary to meet this tax requirement. Dividends paid in excess of REIT taxable income for a fiscal year (including any taxable income carried forward from the previous year) will generally not be taxable to stockholders.

About JAVELIN Mortgage Investment Corp.

JAVELIN is a Maryland corporation that invests primarily in fixed rate, adjustable rate and hybrid adjustable rate Agency residential mortgage-backed securities (“RMBS”) and non-Agency RMBS. JAVELIN is externally managed and advised by ARMOUR Residential Management LLC, an investment advisor registered with the Securities and Exchange Commission (“SEC”).

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JAVELIN Mortgage Investment Corp. Announces $0.15 Per Share Monthly Dividend for 2014

December 18, 2013

Safe Harbor

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. The Company disclaims any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.
Additional Information and Where to Find It
Investors, security holders and other interested persons may find additional information regarding the Company at the SEC's Internet site at http://www.sec.gov/, or the Company website
http://www.javelinreit.com, or by directing requests to: JAVELIN Mortgage Investment Corp., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.

Investor Contact:

James R. Mountain
Chief Financial Officer
JAVELIN Mortgage Investment Corp.
(772) 617-4340